UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): July 14, 1999

                            PRIME GROUP REALTY TRUST
             (Exact name of registrant as specified in its charter)

    Maryland                       1-13589                         36-4173047
(State or other          (Commission File Number)              (I.R.S. Employer
 jurisdiction of                                                 Identification
 incorporation or                                                   Number)
 organization)

77 West Wacker Drive, Suite 3900, Chicago Illinois                  60601
  (Address of principal executive offices)                       (Zip Code)

       Registrant's telephone number, including area code: (312) 917-1300

                                       N/A
          (Former name of former address, if changed since last report)












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ITEM 5.  OTHER EVENTS

     The registrant has announced that on July 14, 1999 it has closed on the sale of nine industrial properties and one office property. A press release dated July 19, 1999 relating to this event is attached to this Report. The text of the press release is as follows:

Chicago, Illinois, July 19, 1999. Prime Group Realty Trust (NYSE:PGE) (the "Company") announced today that it has closed on the sale of nine industrial properties and one office property to Manulife Financial for a total sales price of $89.5 million. The ten properties purchased by Manulife contain a total of
1.5 million square feet of the Company's 6.3 million square foot industrial portfolio and the 123,000 square foot office property represents 1.5% of the Company's 8.0 million square foot office portfolio. The Company realized $24,500,000 of net cash proceeds from the sale, after the repayment of related indebtedness, commissions and closing costs.

Commenting on the sale, Richard S. Curto, President and Chief Executive Officer said, "The disposition of these assets is consistent with our value creation strategy. The properties sold are mature assets, which are 100% leased. The expected 1999 net operating income from these properties is $7.4 million, which represents an 8.3% cap rate on the $89.5 million sales price. We expect to redeploy the net proceeds in new assets, which will yield both greater current returns and a higher growth potential. The sale of these assets and the acquisition of new properties will be completed on a tax-free exchange basis for federal income tax purposes."

"Our commitment to industrial real estate remains strong," said Jeffrey A. Patterson, Executive Vice President and Chief Investment Officer. "After the sale, we still own 40 industrial properties containing 4.9 million square feet and we will continue to manage and lease the Manulife portfolio. We are actively seeking new industrial development and acquisition opportunities."

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. After this transaction, the Company's portfolio consists of 26 office properties, containing an aggregate of 7.9 million net rentable square feet and 40 industrial properties containing an aggregate of 4.9 million net rentable square feet. The portfolio also includes approximately
250.5 acres of developable land and rights to acquire more than 300.4 additional acres of developable land, which management believes could be developed into approximately 12.3 million rentable square feet of office and industrial space.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   PRIME GROUP REALTY TRUST
                                   -------------------------------
                                   Registrant


                                        /s/ William M. Karnes
                                        -------------------------------
                                        William M. Karnes
                                        Executive Vice President and
                                        Chief Financial Officer


Date:  July 29, 1999







































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